================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 4)*

                                  Tenaris S.A.
                                ----------------
                                (Name of Issuer)

                     Common Stock, $1.00 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                  88031 M 10 9
                                 --------------
                                 (CUSIP Number)

                                December 31, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------
CUSIP NO. 88031 M 10 9
----------------------

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS

         ROCCA & PARTNERS S.A.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         00-0000000

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         BRITISH VIRGIN ISLANDS

--------------------------------------------------------------------------------
                     5.       SOLE VOTING POWER: 0

      NUMBER OF      -----------------------------------------------------------
       SHARES        6.       SHARED VOTING POWER: 713,605,187
    BENEFICIALLY
      OWNED BY       -----------------------------------------------------------
   EACH REPORTING    7.       SOLE DISPOSITIVE POWER: 0
    PERSON WITH:
                     -----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER: 713,605,187

--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON: 713,605,187

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 60.4%

--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------

                               Page 2 of 11 pages

----------------------
CUSIP NO. 88031 M 10 9
----------------------

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS

         SAN FAUSTIN N.V.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         00-0000000

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         NETHERLANDS ANTILLES

--------------------------------------------------------------------------------
                     5.       SOLE VOTING POWER: 97

      NUMBER OF      -----------------------------------------------------------
       SHARES        6.       SHARED VOTING POWER: 713,605,090
    BENEFICIALLY
      OWNED BY       -----------------------------------------------------------
   EACH REPORTING    7.       SOLE DISPOSITIVE POWER: 97
    PERSON WITH:
                     -----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER: 713,605,090

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON: 713,605,187

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 60.4%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------

                               Page 3 of 11 pages

----------------------
CUSIP NO. 88031 M 10 9
----------------------

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS

         I.I.I. INDUSTRIAL INVESTMENTS INC.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         00-0000000

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         CAYMAN ISLANDS

--------------------------------------------------------------------------------

                     5.       SOLE VOTING POWER: 713,605,090

      NUMBER OF      -----------------------------------------------------------
       SHARES        6.       SHARED VOTING POWER: 97
    BENEFICIALLY
      OWNED BY       -----------------------------------------------------------
   EACH REPORTING    7.       SOLE DISPOSITIVE POWER: 713,605,090
    PERSON WITH:
                     -----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER: 97

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON: 713,605,187

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 60.4%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------

                               Page 4 of 11 pages

ITEM 1.

     (a)  Name of Issuer:

          Tenaris S.A.

     (b)  Address of Issuer's Principal Executive Offices:

          46a, avenue John F. Kennedy
          L-1855 Luxembourg

ITEM 2.

     (a)  Name of Person Filing:

          Rocca & Partners S.A.
          San Faustin N.V.
          I.I.I. Industrial Investments Inc.

     (b)  Address of Principal Business Office or, if none, Residence:

          Rocca & Partners S.A.
          Vanterpool Plaza, 2nd Floor,
          Wickhams Cay I, Road Town, Tortola
          British Virgin Islands

          San Faustin N.V.
          Berg Arrarat 1
          Curacao
          Netherlands Antilles

          I.I.I. Industrial Investments Inc.
          Caledonian House,
          69 Dr. Roy's Drive, George Town
          Grand Cayman
          Cayman Islands

          Citizenship:

          See item 4 on page 2
          See item 4 on page 3
          See item 4 on page 4

     (c)  Title of Class of Securities:

          Common Stock, $1.00 par value per share

     (d)  CUSIP Number:

          88031 M 10 9

                               Page 5 of 11 pages

ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: (Not Applicable)

     (a)  [ ]  Broker or dealer registered under section 15 of the Act
               (15 U.S.C. 78o);
     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
     (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act
               (15 U.S.C. 78c);
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
     (e)  [ ]  An investment adviser in accordance with
               Section 240.13d-1(b)(1)(ii)(E);
     (f)  [ ]  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);
     (g)  [ ]  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.        Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)       Amount beneficially owned:

               See item 9 on page 2
               See item 9 on page 3
               See item 9 on page 4

     (b)       Percent of class:

               See item 11 on page 2
               See item 11 on page 3
               See item 11 on page 4

     (c)       Number of shares as to which the person has:

   (i)         Sole power to vote or to direct the vote:

               See item 5 on page 2
               See item 5 on page 3
               See item 5 on page 4

   (ii)        Shared power to vote or to direct the vote:

               See item 6 on page 2
               See item 6 on page 3
               See item 6 on page 4

                               Page 6 of 11 pages

   (iii)       Sole power to dispose or to direct the disposition of:

               See item 7 on page 2
               See item 7 on page 3
               See item 7 on page 4

   (iv)        Shared power to dispose or to direct the disposition of:

               See item 8 on page 2
               See item 8 on page 3
               See item 8 on page 4

Rocca & Partners S.A. controls a significant portion of the voting power of San Faustin N.V. and has the ability to influence matters affecting, or submitted to a vote of the shareholders of, San Faustin N.V., such as the election of directors, the approval of certain corporate transaction and other matters concerning the company's policies. I.I.I. Industrial Investments Inc. is a wholly owned subsidiary of San Faustin N.V.

There are no controlling shareholders for Rocca & Partners S.A.

ITEM 5.        Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

               Not applicable.

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable.

ITEM 8.        Identification and Classification of Members of the Group.

               Not applicable.

ITEM 9.        Notice of Dissolution of Group.

               Not applicable.

ITEM 10.       Certification.

               Not applicable.

                               Page 7 of 11 pages

                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by ROCCA & PARTNERS S.A. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

        Pursuant to Rule 13d - 1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of SAN FAUSTIN N.V. and I.I.I. INDUSTRIAL INVESTMENTS INC.

February 12, 2007

                                                        /s/ Fernando Mantilla
                                                        ------------------------
                                                        Fernando Mantilla
                                                        Attorney-in-fact

                               Page 8 of 11 pages

                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SAN FAUSTIN N.V. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

        Pursuant to Rule 13d-1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of ROCCA & PARTNERS S.A. and I.I.I. INDUSTRIAL INVESTMENTS INC.

February 12, 2007

                                                        /s/ Fernando Mantilla
                                                        ------------------------
                                                        Fernando Mantilla
                                                        Attorney-in-fact

                               Page 9 of 11 pages

                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by I.I.I. INDUSTRIAL INVESTMENTS INC. to sign this statement, certify that the information set forth in this
Schedule 13G is true, complete and correct.

        Pursuant to Rule 13d-1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of ROCCA & PARTNERS S.A. and SAN FAUSTIN N.V.

February 12, 2007

                                                        /s/ Fernando Mantilla
                                                        ------------------------
                                                        Fernando Mantilla
                                                        Attorney-in-fact

                               Page 10 of 11 pages

                                  EXHIBIT INDEX

EXHIBIT   DESCRIPTION
-------   ----------------------------------------------------------------------
A Power of Attorney for I.I.I. Industrial Investments Inc., dated February 6, 2006 1

B         Power of Attorney for Rocca & Partners S.A., dated February 2, 2004 **

C Power of Attorney for Power of Attorney for San Faustin N.V., dated January 17, 2003 ***

----------
1 Previously filed as an exhibit to the Schedule 13G of Tenaris S.A. dated February 6th, 2006 and incorporated by reference in this Schedule 13G.
** Previously filed as an exhibit to the Schedule 13G of Tenaris S.A. dated February 3rd, 2004 and incorporated by reference in this Schedule 13G.
*** Previously filed as an exhibit to the Schedule 13G of Tenaris S.A. dated January 23rd, 2003 and incorporated by reference in this Schedule 13G

                               Page 11 of 11 pages